Exhibit 10.2

RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

THIS RESEARCH AND DEVELOPMENT SERVICES AGREEMENT (“Agreement”) is being entered into as of this 6th day of March, 2015 (the “Effective Date”), by and between ONCOSEC MEDICAL INCORPORATED, a Nevada Corporation with a principal place of business at 9810 Summers Ridge Rd., Ste. 110, San Diego, CA 92121 (the “Company”), and MERLIN CSI, LLC, a California Limited Liability Company, having a principal place of business at 13135 Danielson Street, #212, Poway, CA 92064 (“Merlin”). Merlin and Company are at times referred to individually as a “Party” and jointly as the “Parties.”

RECITALS

WHEREAS, Company desires to engage Merlin, and Merlin has agreed to be engaged by Company, to provide the services set forth on Exhibit “A” attached hereto and incorporated by reference (“Services”); and,

WHEREAS, the Services to be performed by Merlin for and on behalf of the Company relate to the research and development products which are described in Exhibit “A,” which description is incorporated by reference (the “Products”).

AGREEMENT

NOW, THEREFORE, in consideration of the following mutual promises, representations, conditions, and covenants, the Parties hereby agree as follows:

1.                                      RECITALS.  The Recitals set forth above are hereby incorporated by reference into this Agreement, as if fully set forth herein.

2.                                      DEFINITIONS.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)                                 “Company Documents and Materials”  shall refer to all documents or other media, whether tangible or intangible, that contain or embody Proprietary Information, as defined below, or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Company, or by others on behalf of the Company.  Company Documents and Materials include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)                                 “Inventions” means, the Product being developed pursuant to this Agreement resulting from the performance of the Services. Unless specifically included on Exhibit “A” as part of the Services to be performed,  the term “Inventions” does not include any software programs or subroutines, source or object code, algorithms, improvements, works of authorship, technology, designs, formulas, ideas, processes, techniques, methodology, know-how and data, whether or not patentable or copyrightable, made, discovered, conceived, reduced to practice, or developed by Merlin, which are not an integral part of the Product even if developed or discovered by Merlin in designing or developing the Product.

(c)                                  “Proprietary Information” means information relating to the Services or the Product which is developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company pursuant to this Agreement, which has commercial value in Company’s business, whether or not patentable or copyrightable, including, without limitation: (i) specifically developed software programs,  subroutines, source and object code, algorithms, (ii) specifically developed designs, technology, know-how, processes, data, ideas, techniques; (iii) works of authorship; and (iv) product development plans.  Propriety Information will also included any information provided by Company to Merlin relating to: (i) customer lists; (ii) terms of compensation and performance levels of the Company’s employees and consultants; (iii) Company’s customers; (iv) other information concerning the Company’s actual or anticipated business, research or development:  or (v) information which is received in confidence by or for the Company from any other person or entity by Merlin which is marked “Confidential.”  However, Proprietary Information does not apply to any information known to Merlin prior to the signing of this Agreement or which is common knowledge or otherwise published by Company.

(d)                                 “Services” means those services as set forth on Exhibit “A,” to be performed by Merlin for and on behalf of the Company related to the research and development of the Product.

(e)                                  “Deliverables” means all work product and related materials prepared and developed by Merlin in connection with this Agreement, including, but not limited to, the preliminary prototype components, initial design specifications and drawings, documentation of materials and processes used to fabricate the prototypes, summary of bench testing, and the materials related to the Services provided under this Agreement, including, but not limited to, all materials, prototypes and files.

3.                                      RESEARCH AND DEVELOPMENT SERVICES.  Merlin shall use commercially reasonable efforts, and devote sufficient time, attention and provide qualified personnel, to perform the Services, in accordance with the schedule set forth on Exhibit “A.” Merlin does not guarantee that the Product can be developed. If the Product cannot be developed using commercially reasonable efforts, Company will still be required to make all payments for the Services pursuant to the terms of this Agreement.

4.                                      COMPENSATION.

(a)                                 Company shall pay Merlin for the Services to be performed under this Agreement the compensation set forth on Exhibit “B,” including any hourly cost for labor performed as part of the Services (the “Labor Costs”).  Company acknowledges that the Labor Costs do not include the cost of capital equipment, outside services or First in Man (“FIM”) Product incurred in connection with Merlin’s performance of the Services (the “Excluded Costs”).  Excluded Costs will be the sole and exclusive responsibility of the Company, payable in accordance with the schedule set forth on Exhibit “B” of such Excluded Costs. Company will also pay to Merlin any and all other Compensation in accordance with the schedule set forth on Exhibit “B”.   Company will pay to Merlin travel time (door to door) related to the performance of the Services at the Labor Costs rates set forth on Exhibit “B.”

(b)                                 In addition, the Company will reimburse Merlin for all reasonable, documented and actual expenses, including, without limitation, actual travel expenses (airfare, hotel, rental car, meals, parking, etc.) incurred by Merlin in connection with its performance of the Services.

(c)                                  The Company shall pay to Merlin all amounts due under this Section 4 within thirty (30) calendar days of the Company’s receipt from Merlin of Merlin’s invoice.

(d)                                 Merlin has the option to invoice expenses twice per month if Merlin reasonably determines the carrying costs of these expenses warrants doing so.

(e)                                  The Company will pay all capital expenses directly to the vendor responsible for delivering the capital items.

5.                                      TERM.  The term of this Agreement shall commence on the Effective Date and continue until the earlier of: (i) Merlin’s completion of the Services; (ii) termination by either Party, for any reason, upon giving not less than thirty (30) days’ written notice to the other Party; (iii) immediately upon a material breach of this Agreement by a Party, if such breach is not cured within ten (10) days following notice of such breach; (iv) by Merlin in the event that payment is not received within thirty (30) days of an invoice being due and payable by Company; or (v) the dissolution, voluntary or involuntary bankruptcy of either Party, or assignment by either Party of all or substantially all of its assets for the benefit of creditors.  Notwithstanding the termination of this Agreement, any liability or obligation of either Party which may have accrued prior to such termination, shall continue in full force and effect, including but not limited to the rights and obligations of the Parties under Sections 4, 5, 6, 7, 8, 11, 13, and 21 of this Agreement.

6.                                      CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(a)                                 Nature of Information.  Merlin acknowledges that the Company possesses and will possess Proprietary Information which is important to its business.  Merlin further acknowledges that Merlin’s engagement creates a relationship of confidence and trust between the Company and Merlin with respect to Proprietary Information.

(b)                                 Property of the Company.  All of Company Documents and Materials, all of Company’s Proprietary Information and all patents, patent rights, copyrights, Company trade secret, Company trademarks and other Company intellectual property rights, are and shall be the sole property of the Company.  Merlin assigns to the Company any and all rights, title and interest Merlin may acquire in any such Company Proprietary Information or Company Documents and Materials, in performing the Services, to the Company.

(c)                                  Confidentiality.  At all times, except as may be necessary in performing the Services, both during the term of Merlin’s engagement by the Company and after Merlin’s termination, Merlin shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company.

(d)                                 Compelled Disclosure.  In the event that Merlin is requested in any legal proceeding to disclose any Proprietary Information, Merlin shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, if Merlin is compelled by any Court of competent jurisdiction to disclose such Proprietary Information, Merlin may disclose such information without liability.

(e)                                  Records.  Merlin agrees to make and maintain adequate and current written records, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)                                   Handling of the Company Documents and Materials.  Except as may be necessary in performing the Services, Merlin shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company.  Merlin immediately upon termination of this Agreement, or if so requested by the Company, will return all Company Documents and Materials, apparatus, equipment and other physical property, excepting that Merlin may maintain one copy of such material for its business records subject to the non disclosure terms of this Agreement.

7.                                      INVENTIONS.

(a)                                 Disclosure.  Merlin shall promptly disclose in writing to Company all discoveries and new developments made during the term of Merlin’s engagement with the Company relating to the Services.  Merlin will disclose to Company any discoveries, or inventions made, discovered, conceived, reduced to practice or developed by Merlin, either alone or jointly with others, within six (6) months after the termination of this Agreement which result, in whole or in part, relating to the Services.  Such disclosures shall be received by the Company in confidence, to the extent such inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments set forth below.

(b)                                 Assignment of Inventions to the Company.  All Inventions which Merlin makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) in performing the Services shall be the sole property of the Company, to the maximum extent permitted by law and Merlin will assign to the Company all of its rights, title and interest to such Inventions.  Unless specifically included on Exhibit “A” as part of the Services to be performed, such assignment does not apply to any software programs or subroutines, source or object code, algorithms, improvements, works of authorship, technology, designs, formulas, ideas, processes, techniques, methodology, know-how and data, whether or not patentable or copyrightable, made, discovered, conceived, reduced to practice, or developed by Merlin, which are not developed or discovered by Merlin in designing or developing the Product.

(c)                                  Works Made for Hire.  Merlin acknowledges that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property rights in connection with the Inventions.  Merlin further acknowledges that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under patent or copyright laws.  Merlin hereby assigns to the Company any and all rights, title and interest Merlin may have or acquire in such Inventions.  If in the course of Merlin’s engagement with the Company, Merlin incorporates into a Company product, process or machine a prior invention or improvement not related to the Services that is owned by Merlin or in which Merlin has an interest, the Company is granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior invention as part of or in connection with such Product.  Company will be responsible for obtaining all intellectual property protection, including all licenses, trademarks and copyrights.

(d)                                 Cooperation.  Merlin will perform, all acts necessary to permit and assist Company, at Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.

8.                                      NON-COMPETITION.  During the term of this Agreement and for three years thereafter, Merlin shall not, with or without consideration, develop a product similar to the Product, for any person, business, firm or corporation. Merlin is not precluded from providing services to any person, business, firm or corporation engaged in any business competitive with the business conducted by the Company, so long as the services being provided do not include developing a similar product to the Product developed pursuant to this Agreement.

9.                                      ARRANGEMENT NON-EXCLUSIVE.  Except for the restrictions set forth above in this Agreement, this is not an exclusive agreement and Merlin is not restricted from providing similar services for any other existing or potential customer.

10.                               INDEPENDENT CONTRACTOR.  The Parties acknowledge that Merlin shall, at all times, be acting and performing as an independent contractor.  Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the Parties.  Merlin is not eligible for any compensation, fringe benefits, pension, workers’ compensation, sickness or health insurance benefits, or other similar benefits accorded employees of the Company.  Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Merlin.  Merlin acknowledges that the Company has no obligation under local, state, or federal laws regarding Merlin and that the total commitment and liability of the Company in regard to any arrangement with, or work performed by, Merlin hereunder is to compensate Merlin as set forth in Section 4 hereof.

11.                               MAINTENANCE OF RECORDS.  During the term of this Agreement and for five (5) years after the completion of the Services, Merlin shall make available, upon written request of the Company or its designee, any records maintained by Merlin regarding any of the Services performed hereunder by Merlin.

12.                               NO AUTHORITY TO BIND.  Merlin shall have no power or authority to execute any agreements or contracts for or on behalf of the Company or to bind the Company in any other manner.

13.                               LIABILITY LIMITATION.                                   Without limiting any other provisions hereunder, under no circumstances shall Merlin be liable to Company with respect to this Agreement for any consequential, indirect, exemplary, special or incidental damages of any kind regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise.  Merlin’s liability for any other cause of action will be limited to thirty percent (30%) of the compensation already paid to Merlin, even if Merlin has been advised of the possibility of such damages.

14.                               NO ASSIGNMENT.  This Agreement may not be assigned by either Party without the written consent of the other party.

15.                               SEVERABILITY.  If one or more provisions of this Agreement are held to be unenforceable by a Court of competent jurisdiction, then such provisions shall be excluded from this Agreement and the balance of the Agreement shall remain in full force and effect.

16.                               BINDING EFFECT.  This Agreement shall inure to the benefit of and are binding upon, the Parties and their respective successors and permitted assigns.

17.                               AMENDMENT.  This Agreement may only be amended in writing signed by both Parties.

18.                               NOTICE.                                          All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on date of delivery, if delivered personally, or on the date delivered if by overnight mail, or certified mail, postage pre-paid, if sent pre-paid and addressed as follows:

If to Merlin:	Merlin CSI, LLC
Attn: Tom Voorhees, President and CEO
13135 Danielson Street, #212
Poway, CA 92064

If to Company:	OncoSec Medical Incorporated
Legal Department
Attn: Sheela Mohan-Peterson
9810 Summers Ridge Rd., Ste. 110
San Diego, CA 92121

A Party may change its address by providing notice to the other Party.

19.                               ARBITRATION.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including, but not limited to, the validity and enforceability of this Agreement under all Federal and State Laws or otherwise, will be settled by binding arbitration in accordance with the appropriate Rules of the Judicial Arbitration and Mediation Services (JAMS), and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Any such arbitration award will be binding on the Parties. Such arbitration will be conducted before JAMS in Ontario, California.

The Parties may seek or obtain any provisional remedy, including, but not limited to, prejudgment attachment and injunctive relief, in a court of competent jurisdiction without waiving the right to arbitration.

Within ten (10) days of the service of a claim or demand for arbitration by a Party upon the other Party, the Parties will select from JAMS a mutual arbitrator to hear this matter.  If the Parties are unable to select a mutually acceptable arbitrator, then each Party will designate in writing and appoint one arbitrator from JAMS and these two arbitrators will then select a third arbitrator from JAMS, who will then serve as the sole arbitrator in this matter.  Each Party will pay their or its own party-appointed arbitrator fees and expenses in connection with the arbitration, subject to recovery by the prevailing Party, as set forth in Paragraph 22 below.  The Parties acknowledge that they are willing to have the third arbitrator paid at his or her normal hourly rate, which cost is to be split between the Parties.

The arbitrators will be required to decide all matters in accordance with the applicable law and in accordance with the provisions of this Agreement.

20.                               ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the Parties and supersedes any and all other written or oral agreements between the Parties with respect to the subject matter of this Agreement.

21.                               GOVERNING LAW AND CONSENT TO JURISDICTION.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.  The Parties hereto irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the County of San Diego, State of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. The above provision in no ways affects the provisions of Section 19 pertaining to Arbitration.

22.                               ATTORNEY’S FEES.  If any action is necessary to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all of its costs, including all attorney fees and court costs.

23.                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts with either an original or facsimile or pdf signature considered to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Merlin have made this Agreement effective as of the Effective Date.

MERLIN CSI, LLC		ONCOSEC MEDICAL INCORPORATED

By:	/s/ Tom Voorhees	By:	/s/ Punit Dhillon
Name:	Tom Voorhees	Name:	Punit Dhillon
Title:	CEO	Title:	President & CEO

EXHIBIT A

A.            SCOPE OF WORK

1.              Research & Product Development Project 1

2.              Research & Product Development Project 2

B.            SERVICES TO BE PROVIDED

1.              Research, Development, Testing and Regulatory Filing of Project 1

2.              Research, Development, Testing and Regulatory Filing of Project 2

C.            PRODUCT DESCRIPTION

1. Project 1

2.  Project 2

D.            PROJECT DELIVERABLES

1.              All Product Development Phase Reviews (through regulatory filing) for both Products

EXHIBIT B — HOURLY

PRICING AND PAYMENT TERMS

•                       Merlin Labor Estimate $1,525,000

PURCHASE ORDER

Company will place a purchase order with Merlin in the amount of One Million, Five Hundred and Twenty-Five Thousand Dollars ($1,525,000).

PAYMENT TERMS

This is a time and materials contract.  Monthly invoices will be provided for service provided. Payment is due within thirty (30) calendar days of receipt of such invoice.

LATE PAYMENT PENALTY

A late payment penalty will be imposed following any payments that are deemed late as per payment terms section above.  A late payment penalty of two percent (2%) of the invoiced amount will be immediately due.